Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated April 30, 2008 relating to the consolidated financial statements of Bioscrypt Inc. (“Bioscrypt”) and subsidiaries (which report expresses an unqualified opinion and includes a separate report titled Comments by Independent Registered Chartered Accountants on Canada-United States of America Reporting Differences referring to changes in accounting principles that have a material effect on the comparability of the financial statements, and to conditions and events that cast doubt on Bioscrypt’s ability to continue as a going concern), appearing in the Current Report on Form 8-K/A of L-1 Identity Solutions, Inc. dated May 9, 2008 and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/  Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

September 25, 2008